Form 10-K405, Exhibit 13
period 1997-12-31
SECTOR STRATEGY FUND V LP
filed 1998-03-27
CIK 890015

                       The SECTOR Strategy Fund/SM/ V L.P.
                       (A Delaware Limited Partnership)


                       Financial Statements for the years ended
                       December 31, 1997, 1996 and 1995
                       and Independent Auditors' Report

To:  The Limited Partners of THE SECTOR STRATEGY FUND/SM/ V L.P.


The SECTOR Strategy Fund/SM/ V L.P. (the "Fund" or "Partnership") ended its fifth fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $132.21, representing an increase of 11.02% from the December 31, 1996 NAV per Unit of $119.09. During 1997, trading profits were generated in the interest rate, currency, metals, stock index and agriculture markets while losses were incurred in energy trading. (Trading results include that of the Advisors, as well as, the Trading LLCs (defined in Note 5 to the financial statements)).



Trend reversals and extreme market volatility, affected by such factors as the Asian flu and El Nio, were characteristic of most of 1997. However, the year proved to be a profitable one overall for the Fund as trends in several key markets enabled the Trading Advisors to profit despite the significant obstacles. Although trading results in several sectors may have been lackluster, the global currency and bond markets offered noteworthy trading opportunities, which resulted in significant profits in these markets during the year. Additionally, the currency and interest rate sectors of the Fund's portfolio represented its largest percentage of market commitments.



In currency markets, the U.S. dollar rallied and started 1997 on a strong note, rising to a four-year high versus the Japanese yen and two-and-a-half year highs versus the Deutsche mark and the Swiss franc. However, the dollar underwent two significant corrections during the year. The first correction occurred in the Spring against the Japanese yen, due to the G7 finance ministers' determination that a further dollar advance would be counter-productive to their current goals. From August through mid-November, the dollar corrected against the Eurocurrencies in advance of a well-advertised tightening by the Bundesbank. By mid-December the dollar had bounced back to new highs against the yen and was rallying against the mark.



Global interest rate markets began the year on a volatile note, as investors evaluated economic data for signs of inflation. By the middle of the year, economic data in key countries was positive indicating lower inflation and igniting a worldwide rally in the bond markets. Specifically, investor sentiment was particularly strong in the U.S., where prices on the 30-year Treasury bond and 10-year Treasury note rose to their highest levels in over two years. This followed a largely positive economic report delivered by Federal Reserve Chairman Greenspan in testimony before Congress. Effects of the plunge in the Hong Kong stock market in late October spread rapidly throughout the world's financial markets, including global bond markets. After continued volatility in subsequent months made trading difficult, 1997 interest rate trading ended on a positive note when U.S. and Japanese bond markets rallied as a flight to safety from plunging stock markets around the world occurred in December.



In energy markets, a slump in crude oil prices was characteristic of its lackluster performance from the beginning of the year. Early in 1997, volatility returned in the energy markets, reflecting the impact of a winter significantly warmer than normal. By mid-year, the decline in prices reversed sharply as Saudi Arabia and Iran, together representing about 45% of OPEC's oil production, joined forces to pressure oil-producing nations to stay within OPEC production quotas. In December, financial and economic problems in Asia reduced demand for oil, and in combination with ample supplies, resulted in crude oil prices declining once again.

Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.



                              Sincerely,

                              John R. Frawley, Jr.
                              President
                              MERRILL LYNCH INVESTMENT PARTNERS INC.
                              (General Partner)



FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

THE SECTOR STRATEGY FUND/SM/ V L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
------------------------------------------------------------------------

                                                                    Page
                                                                    ----

INDEPENDENT AUDITORS' REPORT                                           1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1997, 1996
  AND 1995:

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

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 The SECTOR Strategy Fund/SM/ V L.P.:

We have audited the accompanying statements of financial condition of The SECTOR Strategy Fund/SM/ V L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1997 and 1996 and the related statements of operations and changes in partners' capital for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of The SECTOR Strategy Fund/SM/ V L.P. as of December 31, 1997 and 1996 and the results of its operations for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

THE SECTOR STRATEGY FUND/SM/ V L.P.
(A Delaware Limited Partnership)
-------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996
-------------------------------------------------------------------------------------------



              ASSETS                                                   1997         1996
                                                                   -----------  -----------

Accrued interest (Note 2)                                          $    15,390  $    42,724
Equity in commodity futures trading accounts:
    Cash and option premiums                                         3,396,218   10,635,825
    Net unrealized profit on open contracts                             17,058       56,151
Investment (Note 6)                                                  8,871,133    3,405,293
Receivable from investment (Note 6)                                    155,372      327,498
                                                                   -----------  -----------

                TOTAL                                              $12,455,171  $14,467,491
                                                                   ===========  ===========

LIABILITIES AND PARTNERS CAPITAL

LIABILITIES:
    Redemptions payable                                            $   215,502  $   327,498
    Brokerage commissions payable (Note 2)                              24,892       58,450
    Profit Shares payable (Note 3)                                       3,352       45,748
    Administrative fees payable (Note 2)                                   711        1,499
                                                                   -----------  -----------

            Total liabilities                                          244,457      433,195
                                                                   -----------  -----------

PARTNERS CAPITAL:
    General Partner (2,990 Units and 2,990 Units)                      395,313      356,079
    Limited Partner (89,367 Units and 114,856 Units)                11,815,401   13,678,217
                                                                   -----------  -----------

            Total partners' capital                                 12,210,714   14,034,296
                                                                   -----------  -----------

                TOTAL                                              $12,455,171  $14,467,491
                                                                   ===========  ===========

NET ASSETS VALUE PER UNIT
   (Based on 92,357 and 117,846 Units outstanding)                 $    132.21  $    119.09
                                                                   ===========  ===========


                       See notes to financial statements.

THE SECTOR STRATEGY FUND/SM/ V L.P.
(A Delaware Limited Partnership)
-------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
----------------------------------------------------------------------------------------------------------------------


                                                                                   1997       1996           1995
                                                                                ----------   ------------   ----------
REVENUES:

    Trading profits (loss):
        Realized                                                                $  368,946   $ 1,264,013    $5,460,869
        Change in unrealized                                                       (39,093)   (1,945,383)     (152,635)
                                                                                ----------   -----------    ----------

            Total trading results                                                  329,853      (681,370)    5,308,234

    Interest income (Note 2)                                                       292,197       782,522     1,600,013
                                                                                ----------   -----------    ----------

            Total revenues                                                         622,050       101,152     6,908,247
                                                                                ----------   -----------    ----------

EXPENSES:
    Brokerage commissions (Note 2)                                                 348,042     1,198,690     2,378,476
    Profit Shares (Note 3)                                                           9,118        50,339       524,877
    Administrative fees (Note 2)                                                     9,839        30,735        --
                                                                                ----------   -----------    ----------

            Total expenses                                                         366,999     1,279,764     2,903,353
                                                                                ----------   -----------    ----------

INCOME FROM INVESTMENT (Note 6)                                                  1,114,196       708,715        --
                                                                                ----------   -----------    ----------

NET INCOME (LOSS)                                                               $1,369,247   $  (469,897)   $4,004,894
                                                                                ==========   ===========    ==========

NET INCOME (LOSS) PER UNIT:
    Weighted average number of General
      Partner and Limited Partner Units
      outstanding (Note 4)                                                         104,332       166,173       293,583
                                                                                ==========   ===========    ==========

    Net income (loss) per weighted average
      General Partner and Limited Partner Unit                                  $    13.12   $     (2.83)   $    13.64
                                                                                ==========   ===========    ==========

              See notes to financial statements.

THE SECTOR STRATEGY FUND/SM/ V L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-------------------------------------------------------------------------------





                                                          Units of
                                                        Partnership      Limited       General
                                                          Interest       Partners       Partner       Total
                                                        -----------   ------------   -----------   ------------
PARTNERSAE CAPITAL,  DECEMBER 31, 1994                      381,064   $ 38,004,265   $   528,877   $ 38,533,142

Redemptions                                                (155,470)   (16,248,910)     (233,072)   (16,481,982)

Net income                                                   --          3,955,320        49,574      4,004,894
                                                        -----------   ------------   -----------   ------------

PARTNERSAE CAPITAL,  DECEMBER 31, 1995                      225,594     25,710,675       345,379     26,056,054

Redemptions                                                (107,748)   (11,551,861)       --        (11,551,861)

Net income (loss)                                            --           (480,597)       10,700       (469,897)
                                                        -----------   ------------   -----------   ------------

PARTNERSAE CAPITAL,  DECEMBER 31, 1996                      117,846     13,678,217       356,079     14,034,296

Redemptions                                                 (25,489)    (3,192,829)                  (3,192,829)

Net income                                                               1,330,013         39,234     1,369,247
                                                        -----------   ------------   ------------   -----------

PARTNERSAE CAPITAL,  DECEMBER 31, 1997                       92,357   $ 11,815,401   $   395,313   $ 12,210,714
                                                        ===========   ============   ===========   ============



See notes to financial statements.

THE SECTOR STRATEGY FUND/SM/ V L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization
    ------------

    The SECTOR Strategy Fund/SM/ V L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on July 16, 1992 and commenced trading activities on January 4, 1993. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. The initial capitalization included an investment from The SECTOR Strategy Fund/SM/ International V Ltd. (the "Company"). On April 1, 1994 the Company redeemed its investments from the Partnership to become a stand-alone trading company. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership and Merrill Lynch Futures Inc. ("MLF"), also a Merrill Lynch affiliate, is its commodity broker. The General Partner has agreed to maintain a general partner's interest of at least 1% of the total capital of the Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

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

    Revenue Recognition
    -------------------

    Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Operations. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

    Operating Expenses
    ------------------

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

    Distributions
    -------------

    The Unitholders are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions had been made as of December 31, 1997.

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

2.  RELATED PARTY TRANSACTIONS

    The Partnership's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

    Merrill Lynch credits the Partnership with interest on the Partnership's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

    The General Partner has determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account will be credited as their response forms are processed. The total amount of the adjustment is approximately $1,464,000. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner has determined that interest has been calculated appropriately since November 1996.

    The Partnership paid brokerage commissions to MLF at a flat monthly rate of .833 of 1% (a 10% annual rate) of the Partnership's month-end net assets allocated to the trading. Effective January 1, 1996, the percentage was reduced to .813 of 1% (a 9.75% annual rate) of the Partnership's month-end assets allocated to trading and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets allocated to trading (this recharacterization had no economic effect on the Partnership). Effective February 1, 1997, the Partnership's brokerage commission rate was reduced to .729 of 1% (an 8.75% annual rate). Assets allocated to trading are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

    The General Partner estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1997, 1996 and 1995 was approximately $136 , $55 and $21, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

    MLF pays the Advisors annual Consulting Fees ranging up to 4% of the Partnership's average month-end assets allocated to them for management after reduction for a portion of the brokerage commissions.

    The Partnership trades forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Partnership access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB") MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB ( which receives bid-ask spreads on such trades).

    In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Partnership acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisors, to date, have made little use of EFPs.

    The Partnership's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Partnership's average month-end assets.

3.  AGREEMENTS

    The Partnership and the Advisors have each entered into Advisory Agreements. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain Partnership trading policies and to certain rights reserved by the General Partner.

    In the case of the Trading LLCs, as defined in Note 6, each Trading LLC entered into an Advisory Agreement with an Advisor.

    Profit Shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year, are paid by the Partnership to each Advisor. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

4.  WEIGHTED AVERAGE UNITS

    The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average number of Units outstanding at December 31, 1997, 1996 and 1995 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

5.  MERRILL LYNCH & CO., INC. GUARANTEE

    Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets as of the Principal Assurance Date, that the Net Asset Value per Unit as of such Principal Assurance Date will equal, after adjustment for all liabilities to third parties, not less the minimum assured Net Asset Value per Unit. Effective January 1, 1998, the Partnership restarted its trading program for an additional Time horizon, as defined, of two years' duration, with a new Principal Assurance Date of December 31, 1999 and a minimum assured Net Asset Value of $105.77.


6.  INVESTMENTS

    The Partnership places assets under the management of certain of the Advisors not through opening managed accounts with them but rather through investing in private limited liability companies ("Trading LLCs") sponsored by MLIP. The only members of the Trading LLCs are commodity pools sponsored by MLIP. Each Trading LLC trades under the management of a single Advisor pursuant to a single strategy and at a uniform degree of leverage. Placing assets with an Advisor through investing in a Trading LLC rather than a managed account has no economic effect on the Partnership, except to the extent that the Partnership benefits from the Advisor not having to allocate trades among a number of different accounts (rather than acquiring a single position for the Trading LLC as a whole).

    The investments are reflected in the financial statements at fair value based upon the Partnership's interest in the Trading LLCs. Fair value is equal to the Partnership's portion of the market value of the net assets of the Trading LLCs. The resulting difference between cost and fair value is reflected on the Statement of Operations as income or loss from investments.

  As of December 31, 1997 and 1996 the Partnership had investments in the ML JWH Financial and Metals Portfolio L.L.C. ("JWH LLC") and ML Sjo Prospect L.L.C. ("SJO LLC") as follows:




                                                   1997         1996
                                               ------------  ----------
JWH LLC                                        $  5,408,273  $3,405,293
SJO LLC                                           3,462,860      --
                                               ------------  ----------
Total                                          $  8,871,133  $3,405,293
                                               ============  ==========


Total revenues and fees with respect to such investment is set forth as follows:

For the year ended Decemer 31, 1997       Total      Brokerage   Administrative   Profit    Income from
                                         Revenue    Commissions       Fees         Share    Investment
JWH LLC                               $ 1,359,201   $   383,830  $       10,887    112,723  $   851,761
SJO LLC                                   591,634       289,219           8,192     31,788      262,435
                                      -----------   -----------  --------------  ---------  -----------
Total                                 $ 1,950,835   $   673,049  $       19,079  $ 144,511  $ 1,114,196
                                      ===========   ===========  ==============  =========  ===========


For the year ended Decemer 31, 1996      Total       Brokerage   Administrative   Profit    Income from
                                        Revenue     Commissions       Fees        Share     Investment

JWH LLC                               $    920,605  $    92,634  $        2,377  $ 116,879  $   708,715
                                      ============  ===========  ==============  =========  ===========

Condensed statements of financial condition as of December 31, 1997 and 1996 and statements of income for the periods ended December 31, 1997 and 1996 for JWH LLC and SJO LLC are set forth as follows:



                                                                             1997                1996
                                                                     ------------------------ ------------
                                                                      JWH          SJO           JWH
                                                                      LLC          LLC           LLC
Assets                                                               $62,481,438  $21,240,207  $80,825,364
                                                                     ===========  ===========  ===========

Liabilities                                                          $ 1,122,533  $ 2,058,617  $19,848,210
Members' Capital                                                      61,358,905   19,181,590   60,977,154
                                                                     -----------  -----------  -----------

Total                                                                $62,481,438  $21,240,207  $80,825,364
                                                                     ===========  ===========  ===========

Revenues                                                             $15,279,401  $ 3,903,267  $19,365,949

Expenses                                                               6,714,041    2,144,078    4,426,261
                                                                     -----------  -----------  -----------

Net Income                                                           $ 8,565,360  $ 1,759,189  $14,939,688
                                                                     ===========  ===========  ===========

7. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Partnership trades futures, options and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's total trading results by reporting category for the years ended December 31, 1997, 1996 and 1995 were as follows:



                                                         Total Trading Results
                                                ---------------------------------------
                                                    1997          1996          1995
                                                ------------  -----------  ------------
Interest Rates and
 Stock Indices                                  $    (92,197) $   (11,377) $  4,906,379
Commodities                                          164,054     (174,780)     (839,126)
Currencies                                           342,016      269,134     1,441,968
Energy                                               (64,047)    (603,378)      419,051
Metals                                               (19,973)    (160,969)     (620,038)
                                                ------------  -----------  ------------
                                                $    329,853  $  (681,370) $  5,308,234
                                                ============  ===========  ============


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

   The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisors selected from time to time for the Partnership, adjusting the percentage of the Partnership's total assets allocated to trading, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing positions for over-concentrations--both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure (although the General Partner does adjust the percentage of the Partnership's total assets allocated to trading), the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentration. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice and trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

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

  Fair Value
  ----------

  The derivative instruments traded by the Partnership are marked to market daily with the resulting unrealized profit (loss) recorded in the Statements of Financial Condition and the related profit (loss) reflected in trading revenues in the Statements of Operations. The contract/notional values of open contracts as of December 31, 1997 and 1996 were as follows:




                                                                1997                                      1996
                                               ----------------------------------------  ---------------------------------------
                                                  Commitment to        Commitment to      Commitment           Commitment to
                                                 Purchase (Futures,   Sell (Futures,     Purchase (Futures,   Sell (Futures,
                                                 Options & Forwards)  Options & Forward  Options & Forwards)  Options & Forwards)
                                               --------------------   -----------------  ------------------   ------------------
Interest Rates and
  Stock Indices                                $          5,191,446   $       3,605,481  $       14,701,885   $          883,752
Commodities                                                   --                577,742             238,375              174,760
Currencies                                                2,688,064           3,771,760           2,315,661            5,025,340
Energy                                                        --                 70,560             129,600                --
Metals                                                      366,525             628,125             205,624              652,082
                                               --------------------   -----------------  ------------------   ------------------
                                               $          8,246,035   $       8,653,668  $       17,591,145   $        6,735,934
                                               ====================   =================  ==================   ==================


  Substantially all of the Partnership's derivative instruments outstanding at December 31, 1997, expire within one year.

  The contract/notional values of the exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                                                1997                                      1996
                                               ----------------------------------------   ----------------------------------------
                                                  Commitment to        Commitment to           Commitment          Commitment to
                                               Purchase (Futures,      Sell (Futures,      Purchase (Futures,     Sell (Futures,
                                               Options & Forwards)   Options & Forward    Options & Forwards)   Options & Forwards)
                                               ------------------    ------------------   -------------------   ------------------

Exchange-Traded                                $        5,191,446    $        4,253,783    $       15,736,015   $        2,928,090
Non-Exchange-
 Traded                                                 3,054,589             4,399,885             1,855,130            3,807,844
                                               ------------------    ------------------    ------------------   ------------------

                                               $        8,246,035    $        8,653,668    $       17,591,145   $        6,735,934
                                               ==================    ==================    ==================   ==================


  The average fair values, based on contract/notional values, of Partnership's derivative instrument positions which were open as of the end of each calendar month during the years ended December 31, 1997 and 1996 were as follows:



                                                               1997                                         1996
                                              ----------------------------------------   -------------------------------------------
                                                Commitment to        Commitment to         Commitment to         Commitment to
                                               Purchase (Futures,    Sell (Futures,       Purchase (Futures,     Sell (Futures,
                                               Options & Forwards)  Options & Forwards)  Options & Forwards)    Options & Forwards)
                                              -------------------   -------------------  --------------------   --------------------
Interest Rates and
  Stock Indices                               $        10,943,098   $        10,638,175  $         66,308,080   $       40,648,741
Commodities                                               646,831               267,468             4,379,786            1,232,126
Currencies                                              3,882,292             5,239,264            11,852,984           14,288,621
Energy                                                    105,153               247,775             1,947,329            1,377,394
Metals                                                  1,058,720             1,014,697             2,474,297            2,816,658
                                              -------------------   -------------------  --------------------   -------------------
                                              $        16,636,094   $        17,407,379  $         86,962,476   $       60,363,540
                                              ===================   ===================  ====================   ===================


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

  The gross unrealized profit and net unrealized profit on the Partnership's open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                                              1997                                       1996
                                               ------------------------------------       ------------------------------------
                                               Gross Unrealized     Net Unrealized        Gross Unrealized      Net Unrealized
                                               Profit               Profit (Loss)         Profit                Profit
                                               ----------------     ---------------       ----------------      --------------
Exchange-Traded                                $         34,125     $        30,870       $         57,600      $       48,583
Non-Exchange-Traded                                      48,885             (13,812)                26,193               7,568
                                               ----------------     ---------------       ----------------      --------------

                                               $         83,010     $        17,058       $         83,793      $       56,151
                                               ================     ===============       ================      ==============

  The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

  The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.


                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                           /s/Michael A. Karmelin

                              Michael A. Karmelin
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                      The SECTOR Strategy Fund/SM/ V L.P.